Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

William Lyon Homes:

We consent to the use of our report dated September 15, 2014, with respect to the combined balance sheets of the Residential Homebuilding Operations of PNW Home Builders, L.L.C. and Affiliates as of December 31, 2013 and 2012, and the related combined statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington
December 3, 2014